Filed Pursuant to Rule 424(b)(1)
Registration No. 333-139665
DATED: JULY 24, 2007

PROSPECTUS

ETWINE HOLDINGS, INC.
 4,666,780 SHARES OF
COMMON STOCK

This prospectus relates to the resale of up to 2,000,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess” or the “Selling Securityholder”). The Selling Securityholder may sell their common stock from time to time at prevailing market prices. It also relates to an additional 500,000 shares of our Common Stock issued to investors in our offering completed in December 2006, 1,500,000 shares underlying the stock options held by our sole officer and director, 266,780 shares issued for services rendered and 400,000 shares to be shares to be issued upon conversion of Convertible Promissory Note held by one individual.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “ETWI.” On December 21, 2006, the closing price as reported was $0.50.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: December 21, 2006

i

ABOUT OUR COMPANY

We were incorporated under the laws of the State of Delaware on July 19, 2005. Clifford Lerner is our sole officer and director, as well as our controlling stockholder. We currently have one other part-time employee, as well as one full-time programmer and several programmers who are employed on a part-time basis. On December 30, 2005, we obtained all of the shares of eTwine, Inc., a New York Corporation pursuant to a Stock Purchase Agreement and Share Exchange between eTwine, Inc. and us in consideration for the issuance of 8,227,000 shares to the eTwine, Inc. shareholders. Clifford Lerner remained our sole officer and director after the agreement and pursuant to the agreement eTwine, Inc. became our wholly owned subsidiary. Now we own and operate two online dating websites. The purpose of this merger was to create a holding company in the event we decide to acquire other entities in this industry in the future. In addition, the purpose was for the public entity to be a Delaware corporation which has provisions of its laws that are more favorable to our shareholders than New York laws.

We launched our primary online dating website IamFreeTonight.com (http://www.iamfreetonight.com) in November 2006. Our subsidiary, eTwine, Inc. was incorporated in the State of New York on May 7, 2004, and launched its website in May 2004.

In November 2006, we launched an online dating website (http://www.iamfreetonight.com). IamFreeTonight.com offers several unique features for singles and utilizes the latest technologies to give singles an enhanced user experience. In December 2006, IamFreeTonight.com introduced the popular concept of the 'Wingman' into its dating application. By bringing the real-world wingman concept online, IamFreeTonight.com differentiates itself from traditional dating sites by creating new and exciting ways for singles to meet both online and in-person. Over the next six months, we will continue to incorporate several existing eTwine.com features into IamFreeTonight.com while also adding a number of new features which we believe will be unique to the online dating industry. IamFreeTonight.com currently offers most standard online dating features including email, flirts, ‘stats’, advanced searches, and privacy options. Additional features will be rolled out on a continuing basis. Several of these features will be targeted specifically toward college students.

eTwine.com is a social community website that offers online dating, blogs, and event planning & management tools.   eTwine integrates all of these applications into one easy to use platform to create an overall product offering - while additionally presenting several unique features within each application.

We began generating revenue in September 2004 through the implementation of Google’s AdSense Program and we have a total accumulated deficit of $223,064, as of September 30, 2006. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE OFFERING

COMMON SHARES OUTSTANDING PRIOR TO OFFERING
Common Stock, $0.001 par valu	9,008,780

Common Stock Offered by Selling Securityholders	4,666,780

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of shares in this offering, except upon drawdowns made pursuant to the equity line. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	ETWI.OB

Executive Offices	Currently, our executive offices are located at North Broadway, Suite 41042, Jericho, NY, 11753. Our telephone number is (516) 942-2030.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD

On November 22, 2006 we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) $100,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the Put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (May 7, 2004) through December 31, 2005 are derived from our audited financial statements. The statement of operations and balance sheet data from inception (May 7, 2004) through September 30, 2006 are derived from our unaudited financial statements.

	For the year ended December 31, 2005	Nine Months ended September 30, 2006 (unaudited)	From Inception May 7, 2004 through September 30, 2006
STATEMENT OF OPERATIONS

Revenues	169	83	353
Total Operating Expenses	88,387	103,741	215,385
Net Loss	(92,779)	(105,304)	(223,064)

	As of December 31, 2005	As of September 30, 2006 (unaudited)
BALANCE SHEET DATA

Cash	81,666	109,599
Total Assets	110,315	133,104
Total Liabilities	112,481	113, 368
Stockholders’ Equity (Deficiency)	(2,166)	19,736

WHERE YOU CAN FIND US

Our corporate offices are located at 366 North Broadway, Suite 41042, Jericho, NY, 11753. Our telephone number is (516) 942-2030. We have internet websites located at www.iamfreetonight.com as well as at www.etwine.com.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Delaware in July of 2005. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our website, recruiting and keeping clients and obtaining financing to meet the needs of our plan of operations. Since we have a limited operating history of marketing our services to the public over the Internet, we may not be profitable and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current plan of operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We will require additional funds in order to significantly expand our business as set forth in our plan of operations. These funds may not be available or, if available, will be on commercially reasonable terms satisfactory to us. We may not be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms may delay the implementation of an upgrade of our website, launching of new online-dating related features and the execution of our marketing plan o increase our member base.

WE WILL REQUIRE ADDITIONAL FINANCING WHICH MAY REQUIRE THE ISSUANCE OF ADDITIONAL SHARES WHICH WOULD DILUTE THE OWNERSHIP HELD BY OUR SHAREHOLDERS

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership held by the stockholders.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that began generating revenue in September, 2004. We have only generated $353 in revenues to date. From inception to September 30, 2006, we have incurred a net loss of $223,064, and an accumulated deficit of $223,064. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of an upgrade of our website, launching of new online-dating related features and the execution of our marketing plan to increase our member base.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF CLIFFORD LERNER, OUR SOLE OFFICER AND DIRECTOR. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Clifford Lerner, our sole officer and director. We currently have an employment agreement with Mr. Lerner. The loss of his services would delay our business operations substantially.

CLIFFORD LERNER’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE PRICE OF OUR COMMON STOCK.

Clifford Lerner beneficially owns approximately 78% of our common stock. Accordingly, for as long as Mr. Lerner continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND HIRE KEY PERSONNEL. OUR INABILITY TO HIRE QUALIFIED INDIVIDUALS WILL NEGATIVELY AFFECT OUR BUSINESS, AND WE WILL NOT BE ABLE TO IMPLEMENT OR EXPAND OUR BUSINESS PLAN.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

AS AN ONLINE DATING COMPANY, WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY AND ANY FAILURE TO TIMELY IMPLEMENT OUR BUSINESS PLAN COULD DIMINISH OR SUSPEND OUR DEVELOPMENT AND POSSIBLY CEASE OUR OPERATIONS.

The online dating industry is highly competitive, and has few barriers to entry. Additional competitors may enter into the online dating industry. There are numerous other companies that currently offer similar services that have established user bases that are significantly larger than ours, and that have access to greater capital. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our web site and become profitable.

IF WE ARE UNABLE TO ESTABLISH A LARGE USER BASE WE MAY HAVE DIFFICULTY ATTRACTING ADVERTISERS TO OUR WEB SITE, WHICH WILL HINDER OUR ABILITY TO GENERATE ADVERTISING REVENUES, WHICH MAY AFFECT OUR ABILITY TO EXPAND OUR BUSINESS OPERATIONS AND OUR USER BASE.

An integral part of our business plan and marketing strategy requires us to establish a large user base. We will only be able to attract advertisers to our web site and possibly begin to generate significant advertising revenues if we can obtain a large enough user base. The number of users necessary to attract advertisers will be determined though discussions with the potential advertisers and their input as to whether we can obtain revenues from advertisements based upon the total members at that time. If for any reason our web site is ineffective at attracting consumers or if we are unable to continue to develop and update our web site to keep consumers satisfied with our service, our user base may decrease and our ability to generate advertising revenues may decline.

IN ORDER TO IMPLEMENT OUR BUSINESS PLAN, WE WILL REQUIRE OUR USERS TO PAY MONTHLY FEES FOR OUR SERVICES, ALTHOUGH WE CURRENTLY ALLOW OUR CUSTOMERS TO UTILIZE OUR SERVICES FOR FREE. IF OUR USERS ARE NOT WILLING TO PAY FOR THESE SERVICES, WE WILL BE FORCED TO SUSPEND AND EVENTUALLY TO CEASE OUR BUSINESS ACTIVITIES.

We do not currently charge our members to utilize our services. However, in order to implement our business plan, we may require our users to pay monthly fees for the use of our services. We do not know if either our current users or prospective users will be willing to pay for our services. If we are unable to generate sufficient revenues from our user fees, the implementation of our plan of operations will be delayed and we may be forced to cease our operations.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, AND IF WE FAIL TO DEVELOP AND MARKET NEW TECHNOLOGIES RAPIDLY, WE MAY NOT BECOME PROFITABLE IN THE FUTURE.

The internet and the online commerce industry are characterized by rapid technological change that could render our existing web site obsolete. The development of our web site entails significant technical and business risks. We may not be able to successfully use new technologies effectively or adapt our web site to customer requirements or needs. If our management is unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, we may never become profitable which may result in the loss of all or part of your investment.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand out business operations.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

Since our common stock is trading in the secondary market, we are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

FUTURE SALES BY CLIFF LERNER MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Clifford Lerner beneficially owns 7,000,000 shares of our common stock. Sales of our common stock by Mr. Lerner into the public market following this offering could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND, LTD WILL PAY LESS THAT THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased at a seven percent (7%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our "put" right.  Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease.  If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•variations in our quarterly operating results;
•loss of a key relationship or failure to complete significant transactions;
•additions or departures of key personnel; and
•fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. However, whenever the selling stockholders sells shares issued under the equity line we will receive proceeds when we put shares to the selling stockholder.  The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating purposes.

PENNY STOCK CONSIDERATIONS

Our common stock is a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling securityholder has held any position or office with us, nor are any of the selling securityholder associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd. (2)	2,000,000	2,000,000	0
Richard I Anslow (3)	60,000	60,000	0
Gregg E. Jaclin (3)	40,000	40,000	0
Intralogic Solutions, Inc. (4)	125,000	125,000	0
Matt Levin (5)	21,780	21,780	0
Eric Tjaden (6)	36,667	36,667	0
Melvin Bernstein (7)	40,000	40,000	0
Willy Ky (7)	66,667	66,667	0
Harold Sussman (7)	80,000	80,000	0
Michael Hartman (7)	33,333	33,333	0
Robert Abramowitz (7)	40,000	40,000	0
Angelo Cipriano (7)	33,333	33,333	0
Roberta Riesenberg (7)	33,333	33,333	0
Jack Shapiro (7)	33,333	33,333	0
Philip J. Cardillo (7)	16,667	16,667	0
Ronald Rothchild (7)	40,000	40,000	0
Alan Tepper (7)	40,000	40,000	0
Andrew Gavrin (7)	26,667	26,667	0
Clifford Lerner (8)	8,500,000	1,500,000	7,000,000
Darrell Lerner	400,000	400,000	0

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.
(3)	Richard I. Anslow and Gregg E. Jaclin are the partners at Anslow & Jaclin, LLP which received 100,000 shares for legal services rendered valued at $30,000.

(4)	Lee Mandel is the principal of Intralogic Solutions, Inc. which received 125,000 for programming services rendered valued at $37,500.
(5)	Matt Levin received 21,780 shares for website design valued at $6,534.
(6)	Eric Tjaden received 20,000 shares for consulting services rendered valued at $3,000 and purchased an additional 16,667 shares in our offering completed in December 2006 at $.30 per share or $5,000.
(7)	Each of these individuals purchased shares in our offering completed in December 2006 at $.30 per share.
(8)
Clifford Lerner, our sole officer and director, received 1,500,000 options to purchase our common stock at $0.40 per share pursuant to his employment agreement with us. Such options expire in 2012 and we are registering the shares underlying these options. In addition, to these options, Mr. Cliff Lerner owns a total of 7,000,000 shares of our common stock.

(9)
Darrell Lerner, brother of Clifford Lerner, has a convertible promissory note with us in the principal amount of $85,348 which is convertible into shares of our common stock at $.30 per share. The amount being registered is based upon principal and interest owed under the note.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

           On November 22, 2006, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, upon effectiveness of this registration statement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s Stock over the course of 36 months (“Line Period”), after a  registration statement has been declared effective (“Effective Date”). The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $100,000 or 2) 200% of the average daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-five percent (95%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as seventy-five (75%) of the closing bid price of the common stock for the three (3) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

PLAN OF DISTRIBUTION

The selling securityholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

«	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
«	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
«	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
«	an exchange distribution in accordance with the rules of the applicable exchange;

«	privately negotiated transactions;
«	short sales after this registration statement becomes effective;
«	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at stipulated price per share;
«	through the writing of options on the shares;
«	a combination of any such methods of sale; and
«	any other method permitted pursuant to applicable law.

The selling securityholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholder. The selling securityholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling securityholder use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholder.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of December 21, 2006 is as follows:

NAME	AGE	POSITION

Clifford Lerner	28	President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

CLIFFORD LERNER is our President and Chief Executive Officer as well as Chairman of our Board of Directors. Prior to joining eTwine in July 2005, Clifford spent his professional career from July 2000 to May 2005 at Lehman Brothers Inc. as an Analyst in its Equities division. Clifford worked as an Analyst in the Product Management Group where his duties involved helping to coordinate the morning and afternoon equity research calls. He received his undergraduate degree from Cornell University in 2000 where he majored in Applied Economics & Business Management.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of December 21, 2006, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Clifford Lerner	7,000,000 (2)	77.70%

Common Stock	All executive officers and directors as a group	7,000,000 (2)	77.70%

(1)The percent of class is based on 9,008,780 shares of common stock issued and outstanding as of December 21, 2006.
(2) In addition to the 7,000,000 shares set forth above, Clifford Lerner owns the option to purchase an additional 1,500,000 shares of our common stock at $.40 pursuant to his employment agreement with us.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of December 21, 2006, 9,008,630 shares of common stock are issued and outstanding and held by approximately 50 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

Clifford Lerner, our sole officer and director, owns the option to purchase an additional 1,500,000 shares of our common stock at $.40 pursuant to his employment agreement with us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A., certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on July 19, 2005 in the State of Delaware. On December 30, 2005, we effectuated a stock purchase agreement and share exchange with eTwine, Inc. and 7,000,000 shares of our common stock were issued to Clifford Lerner, our sole officer and director, in accordance with the agreement. In addition, 300,000 shares were issued to Darrell Lerner, the brother of Clifford Lerner in accordance with the agreement.

DESCRIPTION OF BUSINESS

General

We were incorporated under the laws of the State of Delaware on July 19, 2005. Clifford Lerner is our sole officer and director, as well as our controlling stockholder. We currently have one other part-time employee, as well as one full-time programmer and several programmers who are employed on a part-time basis. On December 30, 2005, we obtained all of the shares of eTwine, Inc., a New York Corporation pursuant to a Stock Purchase Agreement and Share Exchange between eTwine, Inc. and us in consideration for the issuance of 8,227,000 shares to the eTwine, Inc. shareholders. Clifford Lerner remained our sole officer and director after the agreement and pursuant to the agreement eTwine, Inc. became our wholly owned subsidiary. Now we own and operate two online dating websites. The purpose of this merger was to create a holding company in the event we decide to acquire other entities in this industry in the future. In addition, the purpose was for the public entity to be a Delaware corporation which has provisions of its laws that are more favorable to our shareholders than New York laws.

We launched our primary online dating website IamFreeTonight.com (http://www.iamfreetonight.com) in November 2006. Our subsidiary, eTwine, Inc. was incorporated in the State of New York on May 7, 2004, and launched its website in May 2004.

In November 2006, we launched an online dating website (http://www.iamfreetonight.com). IamFreeTonight.com offers several unique features for singles and utilizes the latest technologies to give singles an enhanced user experience. In December 2006, IamFreeTonight.com introduced the popular concept of the 'Wingman' into its dating application. By bringing the real-world wingman concept online, IamFreeTonight.com differentiates itself from traditional dating sites by creating new and exciting ways for singles to meet both online and in-person. Over the next six months, we will continue to incorporate several existing eTwine.com features into IamFreeTonight.com while also adding a number of new features which we believe will be unique to the online dating industry. IamFreeTonight.com currently offers most standard online dating features including email, flirts, ‘stats’, advanced searches, and privacy options. Additional features will be rolled out on a continuing basis. Several of these features will be targeted specifically toward college students.

eTwine.com is a social community website that offers online dating, blogs, and event planning & management tools.   We integrate all of these applications into one easy to use platform to create an overall product offering - while additionally presenting several unique features within each application.

Revenue Streams:

We anticipate generating revenue from two primary revenue streams:

•                 Subscription Fees - We hope to convert our website(s) to a subscription-based pay model in mid to late 2007, or at such time as our member base has grown to the point where it can support the implementation of a pay model. Our decision to convert to a pay model is dependent upon a variety of factors within the overall member total. Such factors include how much activity there is on the site, as well as the success and popularity of new features we add in the coming months. We will begin to carefully consider imposing subscription fees for our services when our member base reaches the 100,000 member range.

•                 Advertising/Sponsorship - Once approximately 100,000 users have joined the site, we will begin to consider employing a standard model in charging for advertising and sponsorships. The demographic that social networking and online dating sites typically attract is especially desirable to advertisers so this revenue stream has the potential to be substantial as membership grows.

We presently maintain our principal offices at 366 North Broadway, Suite 41042, Jericho, NY 11753. Our telephone number is (516) 942-2030.

MARKETING

•                 We expect to spend approximately $25,000 on marketing in the first and second quarters of 2007, primarily in the area of online advertising. In order to further increase our member base, we plan to offer online contests that reward members for inviting their friends to join the site. Additionally, several of the unique features on our new website IamFreeTonight.com, such as our recently launched 'wingman concept', have been built with the goal of generating viral growth. We believe that these features will generate significant membership growth via word-of-mouth.

•                 We will also actively pursue partnership opportunities with other online dating and social networking companies to increase our member base. In addition, we will consider buying other established online dating sites in order to grow our member base. We expect to use a combination of stock and cash to purchase other online dating sites. We believe that our sites offer unique features for singles that will be very appealing to current online dating site users once an active member base has been established on our sites.

•                 Another area that we will continue to vigorously pursue as part of our marketing and branding program is search engine placement. We have made efforts to optimize our websites for priority search engine placement. By continuing to work to optimize the sites, and by increasing the number of links to our sites, we feel we can receive improved search results and search engine saturation, which in turn directs more traffic to the websites.

COMPETITION

We believe that our primary competition is from other online dating services. There are approximately 30 to 50 major online dating websites, and several hundred sites overall. Based on membership totals, we are currently a small site in the industry. Presently the market is quite segmented with Yahoo! Personals & Match.Com widely considered the industry leaders. Match.com’s personals claim more than 983,000 paying subscribers and more than 15 million members with profiles posted or who are active users. Other large sites in the industry include True.com, Date.Com, Matchmaker.Com, & several sites that comprise Spark Networks. Achieving critical mass with respect to market share is critical for our business. Competitors who already have an established market share will, therefore, be in a better competitive position than us. We hope to offset any such competitive advantages by offering products and services which are superior in quality to and more appealing than those of our competitors, and by launching an effective marketing campaign. We also believe that the industry offers substantial room for growth as the internet becomes more of an acceptable tool for finding a mate.

EMPLOYEES

We currently have one full-time employee. We also have one part-time employee as well as several programmers and a consultant that we employ on a part-time basis.

MANAGEMENT DISCUSSION AND ANALYSIS

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

·
We recently launched a new website located at www.IamFreeTonight.com. Over the next six months, we will incorporate several existing eTwine.com features into IamFreeTonight.com while also adding a number of new features which we believe will be unique to the online dating industry. Additional features will be rolled out on a continuing basis. Several of these features will be targeted specifically toward college students. We expect to spend approximately $9,000 per month for overall programming costs during this timeframe.

·	Prepare and execute a marketing plan to increase our member base. The majority of our member base has been obtained from two sources: search engine results and online advertisements.
·
We expect to spend approximately $25,000 on marketing in the first and second quarters of 2007, primarily in the area of online advertising. In order to further increase our member base, we plan to offer online contests that reward members for inviting their friends to join the site. Additionally, several of the unique features on our new website, as well as features currently being developed, have been built with the goal of generating growth. We believe that these features will generate significant membership growth via word-of-mouth.

·
We will also actively pursue partnership opportunities with other online dating and social networking companies to increase our member base. In addition, we will consider buying other established online dating sites in order to grow our member base. We expect to use a combination of stock and cash to purchase other online dating sites. We believe that our sites offer unique features for singles that will be very appealing to current online dating site users once an active member base has been established on our sites.

·
Another area that we will continue to vigorously pursue as part of our marketing and branding program is search engine placement. We have made efforts to optimize our websites for priority search engine placement. By continuing to work to optimize the sites, and by increasing the number of links to our sites, we feel we can receive improved search results and search engine saturation, which in turn directs more traffic to the websites.

·
By early 2007 we expect to hire additional programmers and to maintain programmers on a dedicated basis in order to execute our plans for further website development and partnerships in a more expedient manner. We anticipate paying either an annual salary or hourly fee to dedicated programmers depending upon the workload required. We expect that we will require a minimum of $110,000 for programming in 2007 to implement our plans. We believe that we can use equity in lieu of cash for part of this compensation if we do not have sufficient cash available at the time.

·
We hope to convert our website(s) to a subscription-based pay model in mid to late 2007, or at such time as our member base has grown to the point where it can support the implementation of a pay model. Our decision to convert to a pay model is dependent upon a variety of factors within the overall member total. Such factors include how much activity there is on the site, as well as the success and popularity of new features we add in the coming months. We will begin to carefully consider imposing subscription fees for our services when our member base reaches the 100,000 member range.

Results of Operations for the Three Months Ended September 30, 2006 Compared to the Three Months Ended September 30, 2005

Revenue increased from $0 for the three months ended September 30, 2005 to $21 for the three months ended September 30, 2006 an increase of $21. These revenues are solely based on the advertising revenues we received from our Google AdSense program in effect in 2005 and 2006. The increase was due to the increase in visitors to the site and click-throughs by these visitors.

Research and Development expenses for the three months ended September 30, 2006 increased to $14,200 from $12,046 for the three months ended September 30, 2005, representing an increase of $2,154. The increase in research and development is primarily attributable to the increase in spending on the continued development of our websites.

Results of Operations for the Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

Revenue increased from $0 for the nine months ended September 30, 2005 to $83 for the nine months ended September 30, 2006 an increase of $83. These revenues are solely based on the advertising revenues we received from our Google AdSense program in effect in 2005 and 2006. The increase was due to the increase in visitors to the site and click-throughs by these visitors.

Research and Development expenses for the nine months ended September 30, 2006 increased to $66,526 from $38,827 for the nine months ended September 30, 2005, representing an increase of $27,699. The increase in research and development is primarily attributable to the increase in spending on the continued development of our websites, which includes adding new features to our current website, eTwine.com and development of a new website.

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at 366 North Broadway, Suite 41042, Jericho, NY, 11753. We rent telephone answering services, mail and fax receiving services, and access to meeting and conference facilities at this location on a month-to-month basis. We believe that this location is sufficient and adequate to operate our current business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Darrell Lerner is deemed to be our promoter. During 2004, Mr. Lerner paid $60,850 for operating expenses on our behalf and during 2005 our promoter paid $41,936 for operating expenses on our behalf. The advances were due on demand, non-interest bearing and unsecured. On December 29, 2005, $92,648 of the stockholder advances were converted into a convertible note payable due December 31, 2008 and bearing interest at a rate of 6% per annum.

On June 15, 2005, Mr. Lerner paid a subscription receivable to us in the amount of $7,300 through the reduction of his note. Based upon same, the convertible note is currently for a total of $85,348. This note was for monies paid to eTwine by Mr. Lerner prior to the merger. By mutual consent, we agreed that Mr. Lerner has the right to convert, in part or in total, the amount due and payable under the note, into common stock at a conversion rate of $0.25 per share results in the issuance of 341,392 shares of common stock. The recent cash offering price was $0.25 and therefore there was no beneficial conversion feature on the note. In addition, Mr. Lerner received 300,000 shares of our common stock pursuant to the stock purchase agreement and share exchange with eTwine, Inc., a New York corporation, based on his ownership interest in eTwine, Inc., a New York corporation.

On December 30, 2005, we obtained all of the shares of eTwine, Inc., a New York Corporation, pursuant to a Stock Purchase Agreement and Share Exchange between eTwine, Inc. and us in consideration for the issuance of 8,227,000 shares to the eTwine, Inc. shareholders. Clifford Lerner remained our sole officer and director after the agreement and pursuant to the agreement eTwine, Inc. became our wholly owned subsidiary. Clifford Lerner was the sole officer and director of both entities at the time of the agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board system under the symbol “ETWI” since October 6, 2006.

	2006
	High	Low
October 6, 2006 to current	$.57	.15

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 50 shareholders of record.

TRANSFER AGENT

The transfer agent and registrar for the Company’s Common Stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 1,427,000 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144.

There are 7,581,780 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144

Stock Option Grants

To date, we have not granted any stock options other than the 1,500,000 options issued to Clifford Lerner, our sole officer and director pursuant to his employment agreement with us. Such options are exercisable at $.40 per share and expire in 2012.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until December 21, 2006.

ANNUAL COMPENSATION						LONG TERM COMPENSATION
NAME	TITLE	YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION	RESTRICTED OPTION STOCKS/ PAYOUTS AWARDED	SARS ($)	LTIP COMPENSATION	ALL OTHER COMPENSATION
Clifford Lerner	President CEO and Chairman	2006 2005	$0 $0	0 0		(1) (2)	0 0	0 0	0 0

(1)                 Clifford Lerner received 7,000,000 shares of our common stock pursuant to the share exchange agreement between us and eTwine, Inc. Such shares were not for services rendered or to be rendered by Mr. Lerner.
(2)                 Pursuant to his employment agreement with us, Clifford Lerner received options to purchase one million five hundred thousand shares of the Company’s Common Stock at a price of $0.40, such options to expire in 2012.

Stock Option Grants

We granted to Clifford Lerner options to purchase one million five hundred thousand shares of the Company’s Common Stock at a price of $0.40, such options to expire in 2012.

Employment and Consulting Agreements

We entered into an employment agreement with Mr. Clifford Lerner, our Chief Executive Officer, President, and Chairman of the Board of Directors, on December 14, 2006. Pursuant to such agreement, we granted to Clifford Lerner options to purchase one million five hundred thousand shares of the Company’s Common Stock at a price of $0.40, such options to expire in 2012.

We entered into a one year consulting agreement with Eric Tjaden on November 15, 2006, under which Mr. Tjaden will assist the Company with marketing and promotional activates including various internet campaigns on a part-time basis. In exchange for the Consulting Services, Ms. Tjaden received twenty-thousand (20,000) shares of our restricted common stock. Such shares are restricted in accordance with Rule 144 of the Securities Act of 1933. Should additional work by Consultant be required during this period, additional compensation shall be negotiated at that time.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	1	CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2006 (UNAUDITED)

PAGE	2
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 (CONSOLIDATED) AND 2005, AND FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO SEPTEMBER 30, 2006 (UNAUDITED)

PAGE	3	CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO SEPTEMBER 30, 2006 (UNAUDITED)

PAGE	4	CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 (CONSOLIDATED) AND 2005, AND FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO SEPTEMBER 30, 2006 (UNAUDITED)

PAGES	5 - 10	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

eTwine Holdings, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheet
September 30, 2006
(Unaudited)

ASSETS

Current Assets
Cash	$109,599
Accounts receivable	43
Total Current Assets	109,642

Website development costs, net	23,462

Total Assets	$133,104

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$5,345
Accrued expenses	1,320
Accrued interest	11,217
Advances from stockholder	10,138
Total Current Liabilities	28,020

Convertible note payable - stockholder	85,348

Total Liabilities	113,368

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none
issued and outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
8,242,000 shares issued and outstanding	8,242
Additional paid-in capital	234,558
Accumulated deficit during development stage	(223,064)
Total Stockholders' Equity	19,736

Total Liabilities and Stockholders' Equity	$133,104

See accompanying notes to condensed consolidated financial statements.

eTwine Holdings, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2006 (Consolidated) and 2005 and
for the Period from May 7, 2004 (inception) to September 30, 2006
(Unaudited)
					May 7, 2004
	Three Months Ended September 30,		Nine Months Ended September 30,		(Inception) to
	2006	2005	2006	2005	September 30, 2006

Revenue	$21	$-	$83	$-	$353

Operating Expenses
Professional fees	5,054	8,500	23,570	15,750	$54,733
Research and Development	14,200	12,046	66,526	38,827	$135,065
Depreciation	2,025	2,025	6,075	6,075	$17,987
General and administrative	4,553	442	7,570	499	$7,600
Total Operating Expenses	25,832	23,013	103,741	61,151	215,385

Loss from Operations	(25,811)	(23,013)	(103,658)	(61,151)	(215,032)

Other Income (Expense)
Interest Expense	(1,432)	(1,674)	(4,522)	(5,021)	$(11,216)
Interest Income	1,264	(0)	2,876	1	$3,184
Total Other Expense, net	(168)	(1,674)	(1,646)	(5,020)	(8,032)

Loss Before Provision For Income Taxes	(25,979)	(24,687)	(105,304)	(66,171)	(223,064)

Provision for Income Taxes	-	-	-	-	-

Net Loss	$(25,979)	$(24,687)	$(105,304)	$(66,171)	$(223,064)

Net Loss Per Share - Basic and Diluted	(0.00)	(0.00)	(0.01)	(0.01)	(0.03)

Weighted average number of shares outstanding
during the period - basic and diluted	8,241,837	7,503,272	8,232,000	7,368,502	7,671,792

See accompanying notes to condensed consolidated financial statements.

eTwine Holdings, Inc.
(A Development Stage Company)
Condensed Consolidated Statement of Changes in Stockholders' Equity(Deficiency)
For the period from May 7, 2004 (inception) to September 30, 2006
(Unaudited)

	Preferred Stock		Common stock			Deficit
	$.001 Par Value		$.001 Par Value		Additional	accumulated during			Total
	Number of				paid-in	development	Deferred	Subscription	Stockholder's
	Shares	Amount	Shares	Amount	capital	stage	Compensation	Receivable	Equity

Stock issued to founders on May 7, 2004	-	-	7,300,000	$7,300	$-	$(600)	$-	$(7,300)	$(600)

Net loss, 2004	-	-	-	-	-	(24,381)	-	-	(24,381)
-
Balance, December 31, 2004	-	-	7,300,000	7,300	-	(24,981)	-	(7,300)	(24,981)
-
Stock issued for cash	-	-	797,000	797	198,453	-	-	(93,500)	105,750

Deferred compensation			-	-	-	-	(22,656)		(22,656)
(shares issued for service)

Stock issued for services	-	-	130,000	130	32,370	-			32,500

Net loss, 2005	-	-	-	-	-	(92,779)	-	-	(92,779)

Balance, December 31 2005	-	-	8,227,000	8,227	230,823	(117,760)	(22,656)	(100,800)	(2,166)

Cash received on subscription receivable	-	-	-	-	-	-	-	100,800	100,800

Shares issued for services	-	-	15,000	15	3,735	-	-	-	3,750

Amortization of stock based compensation	-	-	-		-	-	22,656	-	22,656

Net loss, September 30, 2006	-	-	-	-	-	(105,304)	-	-	(105,304)

Balance, for the nine months ended September 30, 2006	-	-	8,242,000	8,242	234,558	(223,064)	-	-	19,736

See accompanying notes to condensed consolidated financial statements.

eTwine Holdings, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 (Consolidated) and 2005 and
for the Period from May 7, 2004 (inception) to September 30, 2006
(Unaudited)
			May 7, 2004
	Nine Months Ended September 30,		(Inception) to
	2006	2005	September 30, 2006
Cash Flows From Operating Activities:
Net Loss	$(105,304)	$(66,171)	$(223,064)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	5,126	6,075	17,038
Amortization of stock based compensation	22,656	-	22,656
Stock issued for services	3,750	-	36,250
Deferred Compensation	-	-	(22,657)
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts Receivable	18	-	(43)
Increase (Decrease) in:
Accounts payable	2,344	(2,141)	5,346
Accrued Expense	1,320	-	1,320
Accrued interest payable	4,523	5,022	11,217
Net Cash Used In Operating Activities	(65,567)	(57,215)	(151,937)

Cash Flows From Investing Activities:
Website development Costs	-	-	(40,500)
Net Cash Used in Investing Activities	-	-	(40,500)

Cash Flows From Financing Activities:
Proceeds from collection of stock subscription	93,500	77,500	93,500
Proceeds from issuance of stock net of subscription	-	-	105,750
Advances from stockholder	-	41,936	102,786
Net Cash Provided By Financing Activities	93,500	119,436	302,036

Net Increase (Decrease) in Cash	27,933	62,221	109,599

Cash at Beginning of Period	81,666	3,147	-

Cash at End of Period	$109,599	$65,368	$109,599

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

See accompanying notes to condensed consolidated financial statements.

Supplemental disclosure of non-cash investing and financing activities:

During 2005, the Company sold 797,000 shares of common stock in exchange for a subscription receivable totaling $93,500.  Of the total, $93,500 was collected during 2006 (See Note 2(A)).

During 2004, the Company sold 7,300,000 shares of common stock in exchange for a subscription receivable totaling $7,300. During 2006, a stockholder exchanged $7,300 of a note payable in full settlement of a subscription receivable.

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

NOTE 1       BASIS OF PRESENTATION, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

(B) Organization

eTwine Holdings, Inc. (a development stage company) was incorporated under the laws of the State of Delaware on July 19, 2005.

eTwine, Inc. was incorporated under the laws of the State of New York on May 7, 2004.

eTwine Holdings, Inc. and its wholly owned subsidiary eTwine, Inc. is hereafter referred to as (the “Company”).

The Company was organized to operate an online dating and social community website that is proactive in understanding the singles environment.  Activities during the development stage include developing the business plan and raising capital.

(C) Principles of Consolidation

The accompanying 2006 unaudited condensed consolidated financial statements include the accounts of eTwine Holdings, Inc. from July 19, 2005 (inception) and its 100% owned subsidiary eTwine, Inc.  The accompanying 2005 unaudited condensed financial statements include the accounts of eTwine, Inc. from May 7, 2004 (inception).  All inter-company accounts have been eliminated in consolidation.

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

(D) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(E) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(F) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings per Share.”  The 370,592 shares issuable upon conversion of the note payable were not included in the computation of loss per share for September 30, 2006 (consolidated) and 2005, and for the period from May 7, 2004 (inception) to September 30, 2006, because their inclusion is anti-dilutive.

(G) Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25.  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or "SAB 107". SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods.  On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R.

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

(H) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(I) Recent Accounting Pronouncements

SFAS 155, “Accounting for Certain Hybrid Financial Instruments” and SFAS 156, “Accounting for Servicing of Financial Assets” were recently issued.  SFAS 155 and 156 have no current applicability to the Company and have no effect on the financial statements.

(J) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for receivables, accounts payable, accrued expenses, advances from stockholder and notes payable approximate fair value based on the short-term maturity of these instruments.

(K) Research and Development

The Company has adopted the provisions of Emerging Issues Task Force 00-2, “Accounting for Web Site Development Costs.”  Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years.  Expenses subsequent to the launch have been expensed as research and development expenses.

(L) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits.  At September 30, 2006 the Company had approximately $11,000 in excess of FDIC insurance limits.

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

(M) Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and No. 104, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company recognizes revenue as earned on a click through basis.  As the traffic moves through the websites per click, the contract amount is recognized as revenue.  “Click-throughs” are defined as the number of times a user clicks on an advertisement or search result.  During 2006, 100% of revenues were derived from one customer.

NOTE 2       STOCKHOLDERS’ DEFICIENCY

(A)  Common Stock Issued for Services

During July 2006, the Company issued 15,000 shares of common stock at an offering price of $.25 per share in settlement of a consulting agreement having a fair value at the grant date of $3,750 (See Note 5).

During 2005, the Company issued 130,000 shares of common stock at an offering price of $.25 per share in exchange for legal and consulting services rendered having a fair value at the grant date of $32,500.  The Company will recognize the value of the shares over the lives of the agreements.  As of September 30, 2006, the Company recognized $22,656 and recorded deferred consulting expense of $0.

During 2005, the Company issued 797,000 shares of common stock at an offering price of $.25 per share for a value of $199,250, in exchange for cash totaling $105,750 and a charge to subscription receivable of $93,500.  Of the total stock subscription, $93,500 was collected during 2006.  During 2006, a stockholder exchanged $7,300 of a note payable balance in full payment of a subscription receivable of $7,300.

During 2004, the Company issued 7,300,000 shares of common stock to its founder for services valued at the fair value on the grant date of $7,300 ($0.001 per share).  The $7,300 has been recorded as a component of subscriptions receivable. (See Note 6)

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

(B) Acquisition Agreement

On December 30, 2005, eTwine Holdings, Inc. consummated an agreement with eTwine, Inc. pursuant to which, eTwine, Inc. exchanged 100% of its common stock for 100% of the common stock of eTwine Holdings, Inc.  The Company has accounted for the transaction as a combination of entities under common control and accordingly, recorded the merger at historical cost.  Accordingly, all shares and per share amounts have been retroactively restated.

NOTE 3       ADVANCES FROM STOCKHOLDER

During 2004, a stockholder paid $60,850 for operating expenses on behalf of the Company.  The advances are due on demand, non-interest bearing and unsecured (See Note 6).

During 2005, a stockholder paid $41,936 for operating expenses on behalf of the Company (See Note 6).

On December 29, 2005, $92,648 of the stockholder advances was converted into a convertible note payable (See Note 4).  During 2006, $7,300 of the note payable was satisfied by the payment of a subscription receivable.

At September 30, 2006, $10,138 of advances to stockholder remains outstanding.  The balance accrues interest at a rate of 6% per annum, is unsecured and due on demand.

The Company has accrued $11,217 of related interest on these advances at September 30, 2006.

NOTE 4       CONVERTIBLE NOTE PAYABLE - STOCKHOLDER

On December 29, 2005, $92,648 of the stockholder advances were converted into a convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum.  The Company and the note holder, by mutual consent have the right to convert, in part or in total, the amount due and payable under the note, into common stock at a conversion rate of $0.25 per share results in the issuance of 370,592 shares of common stock.  The recent cash offering price was $0.25 and therefore there was no beneficial conversion feature on the note.  (See Notes 3 and 6) As of September 30, 2006, the stockholder applied $7,300 of subscriptions receivable against the note payable. As of September 30, 2006, the balance of $85,348 is convertible into 341,920 shares of common stock

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

NOTE 5       COMMITMENTS AND CONTINGENCIES

During November 2005, the Company entered into a two year consulting agreement for the continued improvement and monthly maintenance of the eTwine website.  The terms of the agreement call for a monthly maintenance fee of $1,500 and the issuance of 200,000 shares.  The consultants are entitled to an additional 25,000 shares at the completion of the agreement.  Effective July 1, 2006, the Company entered into a dissolution agreement with the consultant as it pertained to services provided beginning in November 2005. The Company is required to issue an aggregate 115,000 shares of common stock to the consultant.  The fair value of this common stock is $28,750, based on the recent cash offering price of $0.25.  The remaining 15,000 shares ($3,750) were issued in July 2006 and no further amounts are due under the agreement.

During 2005, the Company issued 30,000 shares of common stock to a law firm for services.  The agreement requires the Company to guarantee the minimum value of the shares of $7,500 upon trading of the securities or issue additional shares to compensate the law firm for the shortfall.  In addition, the Company has the right to repurchase the shares any time prior to receiving approval to trade.

In June 2006, the Company entered into a six-month consulting agreement with a web site development company.  Pursuant to the terms of the agreement, the consultant will receive payments of common stock based upon the achievement of certain milestones.  The Company is required to pay the consultant $1,400 per week plus 4,000 shares of common stock having a fair value of $1,000 per week upon reaching the milestones in the agreement.  The shares are valued at the Company’s recent cash offering price of $0.25.  Aggregate cash and non-cash compensation on a weekly basis, exclusive of any milestones is $1,400.  As of September 30, 2006, the Consultant had not met any of the milestones under the agreement and no shares of common stock are due as of November 8, 2006.

At the completion of the initial six-month term, the Company can retain the consultant for an additional six-months in exchange for the issuance of 150,000 shares of common stock.  If the consultant is retained for this six-month period and does not complete the term, all shares previously issued will be forfeited.  The Company can also retain the consultant for cash compensation of $2,000 per week, or aggregate cash and non-cash compensation of $2,300.

NOTE 6       RELATED PARTY TRANSACTIONS

The founding stockholder of the Company received 7,300,000 shares of common stock for a subscription receivable of $7,300.

eTWINE HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 (CONSOLIDATED)
(UNAUDITED)

Since inception, the Company received $102,786 of advances from a stockholder.  On December 29, 2005, $92,648 was converted into a convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum (See Notes 3 and 4).  During 2006, the subscription receivable was settled by an exchange of $7,300 in a convertible note with the stockholder.

NOTE 7        GOING CONCERN

As reflected in the accompanying unaudited consolidated financial statements, the Company is in the development stage with limited operations, an accumulated deficit from inception of $223,064 and a  negative cash flow from operations of $151,937 from inception.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional equity funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEETS AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

PAGE	3
STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 (CONSOLIDATED), FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2004 AND FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2005 (CONSOLIDATED)

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2005 (CONSOLIDATED)

PAGE	5
STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2005 (CONSOLIDATED), FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2004 AND FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2005 (CONSOLIDATED)

PAGES	6 - 11	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
eTwine Holdings, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of eTwine Holdings, Inc. and subsidiary (a development stage company) as of December 31, 2005 (consolidated) and 2004 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2005 (consolidated), for the period from May 7, 2004 (inception) to December 31, 2004 and for the period from May 7, 2004 (inception) to December 31, 2005 (consolidated). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of eTwine Holdings, Inc. and subsidiary (a development stage company) as of December 31, 2005 (consolidated) and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 (consolidated), for the period from May 7, 2004 (inception) to December 31, 2004 and for the period from May 7, 2004 (inception) to December 31, 2005 (consolidated) in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company is in the development stage with no operations, an accumulated deficit during development stage of $117,760 and has a negative cash flow from operations of $86,370 from inception. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 8. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
March 11, 2006

F-1

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

ASSETS
	2005 (Consolidated)	2004

CURRENT ASSETS
Cash	$81,666	$3,147
Accounts receivable, net	61	-
Total Current Assets	81,727	3,147

WEBSITE DEVELOPMENT, NET	28,588	36,688

TOTAL ASSETS	$110,315	$39,835

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable	$3,001	$2,141
Accrued interest	6,694	1,825
Advances from stockholder	10,138	60,850
Total Current Liabilities	19,833	64,816

CONVERTIBLE NOTE PAYABLE - STOCKHOLDER	92,648	-

TOTAL LIABILITIES	112,481	64,816

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 8,227,000 and 7,300,000 shares issued and outstanding, respectively	8,227	7,300
Additional paid-in capital	230,823	-
Less subscription receivable (8,097,000 shares)	(100,800)	(7,300)
Less deferred compensation	(22,656)	-
Accumulated deficit during development stage	(117,760)	(24,981)
Total Stockholders’ Deficiency	(2,166)	(24,981)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$110,315	$39,835

See accompanying notes to consolidated financial statements.

F-2

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005 (Consolidated)	For the Period From May 7, 2004 (Inception) to December 31, 2004	For the Period From May 7, 2004 (Inception) to December 31, 2005 (Consolidated)

REVENUE	$169	$101	$270

OPERATING EXPENSES
Professional fees	24,088	7,075	31,163
Research and development	56,199	12,370	68,569
Depreciation	8,100	3,812	11,912
Total Operating Expenses	88,387	23,257	111,644

LOSS FROM OPERATIONS	(88,218)	(23,156)	(111,374)

OTHER INCOME (EXPENSE)
Interest expense	(4,868)	(1,826)	(6,694)
Interest income	307	1	308
Total Other Income	(4,561)	(1,825)	(6,386)

LOSS BEFORE PROVISION FOR INCOME TAXES	(92,779)	(24,981)	(117,760)

Provision for Income Taxes	-	-	-

NET LOSS	$(92,779)	$(24,981)	$(117,760)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)

Weighted average number of shares outstanding during the period - basic and diluted	7,495,216	4,760,000	6,127,608

See accompanying notes to consolidated financial statements.

F-3

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD FROM MAY 7, 2004 (INCEPTION) TO DECEMBER 31, 2005 (CONSOLIDATED)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated Deficit During Development	Deferred	Subscription
	Shares	Amount	Shares	Amount	Capital	Stage	Compensation	Receivable	Total

Stock issued to founders on May 7, 2004 (inception)	-	$-	7,300,000	$7,300	$-	$(600)	$-	$(7,300)	$(600)

Net loss, 2004	-	-	-	-	-	(24,381)	-	-	(24,381)

Balance, December 31, 2004	-	-	7,300,000	7,300	-	(24,981)	-	(7,300)	(24,981)

Stock issued for cash	-	-	797,000	797	198,453	-	-	(93,500)	105,750

Deferred compensation (shares for service)	-	-	-	-	-	-	(22,656)	-	(22,656)

Stock issued for services	-	-	130,000	130	32,370	-	-	-	32,500

Net loss, 2005	-	-	-	-	-	(92,779)	-	-	(92,779)

BALANCE, DECEMBER 31, 2005	-	$-	8,227,000	$8,227	$230,823	$(117,760)	$(22,656)	$(100,800)	$2,166

See accompanying notes to financial statements.

F-4

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2005 (Consolidated)	For the Period From May 7, 2004 (Inception) to December 31, 2004	For the Period From May 7, 2004 (Inception) to December 31, 2005 (Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(92,779)	$(24,981)	$(117,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	32,500	-	32,500
Deferred compensation	(22,657)	-	(22,657)
Depreciation expense	8,100	3,812	11,912
Accounts receivable	(61)	-	(61)
Accounts payable	861	2,141	3,002
Accrued interest	4,869	1,825	6,694
Net Cash Used In Operating Activities	(69,167)	(17,203)	(86,370)

CASH FLOWS FROM INVESTING ACTIVITIES
Website development	-	(40,500)	(40,500)
Net Cash Used in Investing Activities	-	(40,500)	(40,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued net of subscription receivable	105,750	-	105,750
Advances from stockholder	41,936	60,850	102,786
Net Cash Provided By Financing Activities	147,686	60,850	208,536

NET INCREASE IN CASH	78,519	3,147	81,666

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,147	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$81,666	$3,147	$81,666

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$-	$-	$-

Cash paid for taxes	$-	$-	$-
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 2005, the Company sold 797,000 shares of common stock in exchange for a subscription receivable totaling $93,500. Of the total, $51,000 was collected during 2006 (See Notes 2(B) and 7).

During 2004, the Company sold 7,300,000 shares of common stock in exchange for a subscription receivable totaling $7,300. None of the $7,300 has been collected prior to December 31, 2005.

See accompanying notes to financial statements.

F-5

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

eTwine Holdings, Inc. (a development stage company) was incorporated under the laws of the State of Delaware on July 19, 2005.

eTwine, Inc. was incorporated under the laws of the State of New York on May 7, 2004.

eTwine Holdings, Inc. and its wholly owned subsidiary eTwine, Inc. are hereafter referred to as (the “Company”).

The Company was organized to operate an online dating and social community website that is proactive in understanding the singles environment. Activities during the development stage include developing the business plan and raising capital.

(B) Principles of Consolidation

The accompanying 2005 consolidated financial statements include the accounts of eTwine Holdings, Inc. from July 19, 2005 (inception) and its 100% owned subsidiary eTwine, Inc. The accompanying 2004 financial statements include the accounts of eTwine, Inc. from May 7, 2004 (inception). All inter-company accounts have been eliminated in the consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

F-6

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

(E) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2005, the Company has a net operating loss carryforward of $117,760 available to offset future taxable income through 2025. The valuation allowance at December 31, 2005 was $31,545. The net change in the valuation allowance for the year ended December 31, 2005 was an increase of $23,051.

(F) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” The shares issuable upon conversion of the note payable were not included in the computation of loss per share for December 31, 2005 because their inclusion is anti-dilutive.

(G) Stock-Based Compensation

The Company applies Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock warrants issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statements of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock warrants at the grant date using the Black-Scholes option pricing model.

(H) Business Segments

The Company operates in one segment and therefore segment information is not presented.

F-7

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

(I) Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67,” SFAS No. 153, “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29,” and SFAS No. 123 (revised 2004), “Share-Based Payment,” were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

(J) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, receivables, accounts payable, accrued expenses, advances from stockholder and notes payable approximate fair value based on the short-term maturity of these instruments.

(K) Research and Development

The Company has adopted the provisions of Emerging Issues Task Force 00-2, “Accounting for Web Site Development Costs.” Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years. Expenses subsequent to the launch have been expensed as research and development expenses. The Company expenses upgrades and revisions to its websites as incurred.

(L) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. At December 31, 2005 and 2004, the Company had approximately $6,806 and $0, respectively, in excess of FDIC insurance limits.

(M) Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

F-8

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

The Company recognizes revenue as earned on a click through basis. As the traffic moves through the websites per click, the contract amount is recognized as revenue. “Click-throughs” are defined as the number of times a user clicks on an advertisement or search result. During 2005 and 2004, 100% of revenues were derived from one customer.

NOTE 2       WEBSITE

At December 31, 2005 and 2004 website costs were as follows:

	2005	2004

Website costs	$40,500	$40,500
Less accumulated amortization	(11,912)	(3,812)

	$28,588	$36,688

Amortization expense for the years ended December 31, 2005 and 2004 was $8,100 and $3,812, respectively.

Estimated future amortization of intangible assets is as follows:

Year	Amount

2006	$8,100
2007	8,100
2008	8,100
2009	4,288
2010	-
Thereafter	-

NOTE 3     STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Services

During 2005, the Company issued 130,000 shares of common stock at an offering price of $.25 per share in exchange for services rendered having a fair value at the grant date of $32,500. The Company will recognize the value of the shares on the lives of the agreements. As of December 31, 2005, the Company recognized $9,844 and recorded deferred consulting expense of $22,656.

F-9

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

During 2005, the Company issued 797,000 shares of common stock at an offering price of $.25 per share for a value of $199,250, in exchange for cash totaling $105,750 and a charge to subscription receivable of $93,500. Of the total, $51,000 was collected during 2006.

During 2004, the Company issued 7,300,000 shares of common stock to its founder for services valued at the fair value on the grant date of $7,300 ($0.001 per share). The $7,300 has been recorded as a component of subscriptions receivable.

(B) Acquisition Agreement

On December 30, 2005, eTwine Holdings, Inc. consummated an agreement with eTwine, Inc. pursuant to which, eTwine, Inc. exchanged 100% of its common stock for 100% of the common stock of eTwine Holdings, Inc. The Company has accounted for the transaction as a combination of entities under common control and accordingly, recorded the merger at historical cost. Accordingly, all shares and per share amounts have been retroactively restated.

NOTE 4     ADVANCES FROM STOCKHOLDER

During 2004, a stockholder paid $60,850 for operating expenses on behalf of the Company. The advances are due on demand, non-interest bearing and unsecured (See Note 7).

During 2005, a stockholder paid $41,936 for operating expenses on behalf of the Company (See Note 7).

December 29, 2005, $92,648 of the stockholder advances were converted into a convertible note payable (See Note 5).

NOTE 5     CONVERTIBLE NOTE PAYABLE - STOCKHOLDER

December 29, 2005, $92,648 of the stockholder advances were converted into a convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum. The Company and the note holder, by mutual consent have the right to convert, in part or in total, the amount due and payable under the note, into common stock at a conversion rate of $0.25 per share results in the issuance of 370,592 shares of common stock. The recent cash offering price was $0.25 and therefore there was no beneficial conversion feature on the note.

NOTE 6     COMMITMENTS AND CONTINGENCIES

During November 2005, the Company entered into a two year consulting agreement for the continued improvement and monthly maintenance of the eTwine website. The terms of the agreement call for a monthly maintenance fee of $1,500 and the issuance of 200,000

F-10

eTWINE HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 (CONSOLIDATED) AND 2004

shares. The consultants are entitled to an additional 25,000 shares at the completion of the agreement. As of December 31, 2005, the Company has issued 100,000 shares (See Note 3).

During 2005, the Company issued 30,000 shares of common stock to a law firm for services. The agreement requires the Company to guarantee the minimum value of the shares of $7,500 upon trading of the securities or issue additional shares to compensate the law firm for the shortfall. In addition, the Company has the right to repurchase the shares any time prior to receiving approval to trade.

NOTE 7     RELATED PARTY TRANSACTIONS

The stockholder of the Company received 7,300,000 shares of common stock with a fair value of $7,300 (See Note 3(A)).

Since inception, the Company received $102,786 of advances from a stockholder. On December 29, 2005, $92,648 was converted into a convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum (See Notes 4 and 5).

NOTE 8     GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with limited operations, an accumulated deficit from inception of $117,760 and a negative cash flow from operations of $86,370 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional equity funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 9     SUBSEQUENT EVENT

During 2006 the Company collected $51,000 of the total $108,500 of subscriptions receivable.

F-11

ETWINE HOLDINGS, INC.

4,666,780 Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.